SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.      )

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The Valspar Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
February 25, 2004

        The annual meeting of stockholders of The Valspar Corporation will be held at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, on Wednesday, February 25, 2004 at 11:00 A.M., for the following purposes:

1.	To elect four directors (Class III) for a term of three years;
2.	To approve the Corporation’s Amended and Restated Key Employee Annual Bonus Plan to permit compliance with Internal Revenue Code Section 162(m);
3.	To ratify the appointment of independent auditors to examine the Corporation’s accounts for the fiscal year ending October 29, 2004; and
4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

        Stockholders of record at the close of business on December 31, 2003 are entitled to notice of and to vote at the meeting.

        Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 31, 2003 also accompanies this Notice.

By Order of the Board of Directors,

/s/ Rolf Engh

ROLF ENGH,
Secretary

Approximate Date of Mailing of Proxy Material:
January 23, 2004

Please refer to the enclosed proxy card and the attached proxy statement for information on voting options:  Internet — Telephone — Mail

1101 Third Street South
P.O. Box 1461
Minneapolis, Minnesota 55440

PROXY STATEMENT
Annual Meeting of Stockholders
February 25, 2004

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders; provided, however, that if no direction is given by a stockholder, the shares will be voted as recommended by the Corporation’s Board of Directors. A stockholder giving a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Office of the Secretary of the Corporation, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.

        Registered stockholders may vote in one of three ways; by completing and returning the enclosed proxy card via regular mail or by voting via the Internet or telephone, as permitted by Delaware law. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

        Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

        If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that matter. Under Section 216 of the Delaware General Corporation Law, on matters other than the election of directors, an action of the stockholders generally requires the affirmative vote of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, an abstention on any matter other than the election of directors will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes generally do not have the same effect as a negative vote on the matter.

PROPOSAL NUMBER ONE
Election of Directors

        In accordance with the Corporation’s By-Laws, the number of directors is currently fixed at twelve, divided into three classes. Each class consists of four seats, with each director serving a term of three years. There are currently eleven directors serving on the Board of Directors. The terms of Class III directors will expire at the annual meeting in 2004. The Board of Directors has nominated Charles W. Gaillard, Mae C. Jemison, Gregory R. Palen and Lawrence Perlman for re-election as Class III directors. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the four nominees listed in Class III below, to hold office until the annual meeting in 2007 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

CLASS I Directors Continuing in Office Until 2005

Thomas R. McBurney Director since 1987 Age — 65	President, McBurney Management Advisors
Mr. McBurney has held his present position as President of McBurney Management Advisors, a management consulting firm, since 1990. Mr. McBurney is also a director of Wenger Corporation, Meritex Enterprises, Inc., American Express Certificate Company, IDS Life Series Fund, Inc., IDS Life Variable Annuity Funds A & B, American Express FSB and Greenspring Companies.

Richard M. Rompala Director since 1994 Age — 57	Chairman and Chief Executive Officer of the Corporation
Mr. Rompala has held his present position as Chairman since February 1998 and Chief Executive Officer since October 1995. Mr. Rompala served as President from March 1994 to December 2001. Mr. Rompala is also a director of Olin Corporation.

Michael P. Sullivan, Sr. Director since 1990 Age — 69	Of Counsel — Gray, Plant, Mooty, Mooty & Bennett, P.A.
Mr. Sullivan has been Of Counsel with Gray, Plant, Mooty, Mooty & Bennett, P.A. since January 2003. Prior to 2003, Mr. Sullivan was Chairman of International Dairy Queen, Inc. from January 2001 through December 2002 and served as President and Chief Executive Officer of International Dairy Queen, Inc. from 1987 to 2001. Mr. Sullivan is also a director of Allianz Life Insurance Company of North America, Opus Corporation, Fabcon, Inc. and Adler Trust Company.

Richard L. White, Ph.D. Director since 2000 Age — 64	Former Executive Vice President, Bayer Corporation
Dr. White retired as Executive Vice President of Bayer Corporation on November 1, 1999. Prior to 1999, Dr. White served as Executive Vice President since July 1991.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

CLASS II Directors Continuing in Office Until 2006

Susan S. Boren Director since 1991 Age — 56	Partner, SpencerStuart
Ms. Boren has been a Managing Partner — Minneapolis office of SpencerStuart, an executive search firm, since May 2001. Prior to 2001, Ms. Boren was a Principal with the Minneapolis office since May 2000 and was Director with the Minneapolis office from May 1998 to May 2000. Prior to 1998, Ms. Boren was the President of Trillium Advisors, Inc., a firm she founded in 1996 to advise executives and boards on the strategic integration of leadership, governance and organizational values.

Jeffrey H. Curler Director since 1997 Age — 53	President and Chief Executive Officer, Bemis Company, Inc.
Mr. Curler has held his present position as Chief Executive Officer since May 2000 and President since May 1996. Mr. Curler previously served as Chief Operating Officer from 1998 to 2000. Mr. Curler is also a director of Bemis Company, Inc.

Edward B. Pollak Director since 1997 Age — 69	Retired Senior Vice President, Olin Corporation
Mr. Pollak served as Chief Executive Officer of Yellow Cab Management, Inc. from November 2000 to November 2001. Prior to 2000, Mr. Pollak served as Vice President of Crompton Corporation (formerly CK Witco Corporation) since October 1999 and served as Vice President — Asia Pacific, Witco Corporation since August 1997. Prior to 1997, Mr. Pollak served as Vice President — International, OSi Specialties, Inc., a subsidiary of Witco Corporation, since July 1994. Prior to 1994, Mr. Pollak served as Senior Vice President of Olin Corporation since 1991 and President and Chief Executive Officer of Olin Hunt Specialty Products, a wholly-owned subsidiary of Olin Corporation, since 1986.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

CLASS III Nominees for Term Expiring in 2007

Charles W. Gaillard Director since 1999 Age — 63	Retired President, General Mills, Inc.
Mr. Gaillard retired as President of General Mills, Inc. on October 1, 1999. Prior to 1999, Mr. Gaillard served as President since May 1995 and Vice Chairman since December 1993.

Mae C. Jemison, M.D. Director since January 2002 Age — 47	President, BioSentient Corporation; President, The Jemison Group, Inc.
Dr. Jemison is President and founder of BioSentient Corporation, a medical devices company specializing in ambulatory physiologic monitoring, since December 2000. She has also been President of The Jemison Group, Inc. since 1993. The Jemison Group is a technology consulting company that applies and integrates science and advanced technology considering the worldwide social and technological circumstances of the users. Dr. Jemison founded and directs The Earth We Share, an international science camp for students ages 12-16 worldwide. She is A.D. White Professor At-Large at Cornell University. From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavour Flight in September 1992. Dr. Jemison is also a director of Scholastic, Inc., a publishing company, and Kimberly-Clark Corporation and a member of the Institute of Medicine of the National Academy of Sciences.

Gregory R. Palen Director since 1992 Age — 48	Chairman and Chief Executive Officer, Spectro Alloys Corporation; Chief Executive Officer, Palen/Kimball Company
Mr. Palen has held his present position as Chairman and Chief Executive Officer with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1989. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993. Mr. Palen is also a director of Palen/Kimball Company, Spectro Alloys Corporation and Opus Northwest LLC and the Non-Executive Chairman of Polaris Industries Inc.

Lawrence Perlman Director since 1992 Age — 65	Retired Chairman and Chief Executive Officer, Ceridian Corporation; Chairman, Arbitron, Inc.; Consultant and Private Investor
Mr. Perlman has held his present position as Chairman of Arbitron, Inc. since March 2001 and he served as Chairman and Chief Executive Officer of XIOtech Corporation from August 2001 to February 2002. Prior to 2001, Mr. Perlman retired as Chairman of Ceridian Corporation in April 2000 and as Co-Chairman of Seagate Technology, Inc. in December 2000. Prior to 2000, Mr. Perlman served as Chairman since November 1992 and Chief Executive Officer from 1990 through 1999 of Ceridian Corporation and as Co-Chairman of Seagate Technology, Inc. since 1998. Mr. Perlman is also a director of Arbitron, Inc., XIOtech Corporation and Carlson Companies, Inc.

Board Committees

        The standing committees of the Board of Directors for 2003 were as follows:

Name of Committee	Membership

Audit Committee	Susan S. Boren, Jeffrey H. Curler — Chair, Charles W. Gaillard, Mae C. Jemison, Thomas R. McBurney and Richard L. White
Executive Committee	Thomas R. McBurney, Richard M. Rompala — Chair and Michael P. Sullivan
Compensation Committee	Susan S. Boren, Thomas R. McBurney, Gregory R. Palen, Lawrence Perlman, Edward B. Pollak and Michael P. Sullivan — Chair
Governance Committee	Susan S. Boren, Jeffrey H. Curler, Charles W. Gaillard, Mae C. Jemison, Thomas R. McBurney — Chair, Gregory R. Palen, Lawrence Perlman, Edward B. Pollak, Michael P. Sullivan and Richard L. White

        The Board of Directors met six times during fiscal 2003.

        The Audit Committee held five meetings during the fiscal year. The Audit Committee Chair also held six teleconferences with management and the Independent Auditors prior to quarterly earnings releases and other significant corporate announcements. The duties and activities of the Audit Committee are described in the Board Audit Committee Report on page 17. All members of the Audit Committee are “independent”, as required by the applicable listing standards of the New York Stock Exchange (NYSE), including the amended NYSE listing standards and the requirements for audit committee independence under Rule 10A-3 under the Securities Exchange Act of 1934, all of which will become effective on the date of the Annual Meeting. The Board of Directors has determined that at least one member of the Audit Committee, Jeffrey H. Curler, is an “audit committee financial expert” who is independent of management as defined in Item 401(h)(2) of Regulation S-K.

        The Compensation Committee held four meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

        The Governance Committee held two meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, considered nominations for Board membership and considered other matters related to corporate governance.

        The Governance Committee operates pursuant to a written charter. A copy of the Governance Committee’s Charter is available on the Corporation’s website at www.valspar.com. Each of the members of the Governance Committee are considered “independent” within the NYSE listing standards, including the amended NYSE listing standards that will become effective on the date of the Annual Meeting. During fiscal 2003, each director attended 75% or more of the meetings of the Board and of the committees on which the director served.

Director Nomination Process

        The Corporation’s Board of Directors has adopted a formal process by which individuals are reviewed for possible nomination to the Corporation’s Board of Directors. Under this process, the Governance Committee will consider nominees for Board membership submitted by stockholders. Any stockholder recommendation should be submitted in writing to the Corporation in care of the Corporate Secretary at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Any such recommendation by a stockholder shall be referred to the Governance Committee, and the Governance Committee, in consultation with the Corporation’s General Counsel, will review the nomination in accordance with the Corporation’s Board Candidate Review and Nomination Process, certificate of incorporation, by-laws and applicable laws and regulations. The Governance Committee considers general business experience, industry experience, track record as a director of other companies, probable tenure if elected and other factors as relevant in evaluating Board nominees.

        The Governance Committee’s process for reviewing nominees is as follows. When a Board vacancy occurs, or the Board otherwise determines that an individual should be recruited for possible nomination to the Board, the Governance Committee, in consultation with the Corporation’s Chief Executive Officer, will prepare a profile of a candidate expected to provide the most meaningful contribution to the Board as a whole. The Governance Committee (or a subcommittee designated by the Governance Committee) will normally consider all of the following: (a) the candidate’s skills, experience and other relevant biographical information, (b) the candidate’s general interest in serving a public corporation, (c) the candidate’s ability to attend Board and committee meetings and (d) any potential concerns regarding independence or conflicts of interest. Following the initial screening, if the Governance Committee approves a candidate for further review, the Governance Committee will establish an interview process for the candidate. It is expected that at least a majority of the members of the Governance Committee, along with the Corporation’s Chief Executive Officer, would interview each candidate. At the same time, the Governance Committee, assisted by the Corporation’s General Counsel, will conduct a comprehensive conflicts-of-interest assessment for the candidate. The Governance Committee will then consider reports of the interviews and the conflicts-of-interest assessment and determine whether to recommend the candidate to the full Board of Directors. A subcommittee of the Governance Committee, management representatives designated by the Governance Committee or a search firm selected by the Governance Committee may assist the process. Any nominee recommended by a stockholder would be subject to the same process.

Director Compensation

        Directors who are not officers of the Corporation receive an annual fee of $40,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $50,000 and the Chair of the Governance Committee receiving an annual fee of $55,000. Prior to January 1, 2004, the annual fee for Non-Employee Directors was $30,000, with the Chairs of the Audit and Compensation Committees receiving $35,000 and the Chair of the Governance Committee receiving $40,000. Attendance fees of $1,000 are paid for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors. At a director’s option, the annual fee and attendance fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, each Non-Employee Director is automatically granted non-qualified stock options every year under the Corporation’s Stock Option Plan for Non-Employee Directors. For grants in respect of service in fiscal year 2004 and subsequent fiscal years, each Non-Employee Director serving as a member of the Board of Directors on the date of the

October Board meeting in any year will automatically be granted on the date of such meeting non-qualified stock options with a value equal to $50,000. The number of shares subject to the option is determined by using the same option valuation model used to value options for purposes of the notes to the Corporation’s audited financial statements for the current fiscal year. The per share option exercise price is equal to 100% of the fair market value of the Corporation’s Common Stock on the date of grant as determined by the closing price on the day preceding the date of grant. Each option is immediately exercisable in full, has a term of ten years and is transferable to family members during the lifetime of the optionee. For grants in respect of service in fiscal year 2003, each Non-Employee Director serving as a member of the Board of Directors on the date of the October board meeting was automatically granted on the date of such meeting non-qualified stock options with a value equal to 100% of the amount of the current annual retainer and meeting fees paid for service during the current fiscal year. The per share option exercise price was equal to 100% of the fair market value of the Corporation’s Common Stock on the date of grant as determined by the closing price on the day preceding the date of grant. The number of shares subject to the option was determined by using the same option valuation model used to value options for purposes of the notes to the Corporation’s audited financial statements for the current fiscal year. Each option was immediately exercisable in full, had a term of ten years and was transferable to family members during the lifetime of the optionee. The Non-Employee Directors received options on October 15, 2003 to purchase the following numbers of shares at an exercise price of $47.88: Ms. Boren, 3,850 shares; Mr. Curler, 4,050 shares; Mr. Gaillard, 3,600 shares; Dr. Jemison, 3,550 shares; Mr. McBurney, 4,800 shares; Mr. Palen, 3,550 shares; Mr. Perlman, 3,350 shares; Mr. Pollak, 3,550 shares; Mr. Sullivan, 3,950 shares; and Dr. White, 3,600 shares.

Director Independence

        The Board of Directors of the Corporation is comprised of a majority of directors who are considered “independent” within the meaning of the NYSE listing standards, including the amended standards that will become effective on the date of the Annual Meeting. This determination has been made based on written answers provided by each of the directors to a director questionnaire regarding relationships and possible conflicts of interest between each of the directors and members of their family and the Corporation.

CERTAIN TRANSACTIONS

        The Leveraged Equity Purchase Plan (the “LEPP”), which was approved by the stockholders in February 1991, provided key employees (including executive officers) with loans from the Corporation, up to an aggregate amount of $6,000,000, to permit them to acquire Common Stock of the Corporation in the open market. The LEPP is administered by the Compensation Committee, with the Committee selecting the individuals to be granted loans and determining the size of such loans. A participant may borrow from the Corporation 90% of the cost of the shares being purchased, such loan being evidenced by a nonrecourse promissory note bearing interest at a reasonable market rate and having a term up to five years. All loans reflected in the table below were granted in fiscal 1999 and 2000 and bear an interest rate of 5.1% and 6.39%, respectively. The aggregate outstanding loan balance at fiscal year-end 2001, 2002 and 2003 was $1,880,424, $1,395,365 and $707,820, respectively. Pursuant to the Sarbanes-Oxley Act of 2002, new loans to executive officers by the Corporation are prohibited, and existing loans may not be amended or extended. As a result, the Corporation will not grant any new loans or extend or amend any existing loans under the LEPP. The LEPP will be terminated when the last LEPP loan to have been granted before enactment of the Sarbanes-Oxley Act of 2002 has been satisfied, which is expected to be on or before February 13, 2007. The following lists each director and executive officer whose loan from the Corporation exceeded $60,000 at any time during fiscal 2003, and indicates (i) the largest loan amount outstanding for such individual at any time since October 26, 2002, and (ii) the loan amount outstanding for such individual as of December 31, 2003:

Name of Executive Officer	Largest Amount Outstanding since October 26, 2002	Amount Outstanding as of December 31, 2003

Rolf Engh	$142,202	$0
Steven L. Erdahl	79,217	0

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Corporation’s directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation to file with the Securities and Exchange Commission (“SEC”) certain reports regarding their ownership of common stock or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

        Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the year ended October 31, 2003, and except as set forth below, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act. There was a late filing of one Form 4 on behalf of Mr. Steven L. Erdahl, an executive officer of the Corporation, reporting one transaction. This was an inadvertent omission, and the Form 4 was promptly filed upon discovery of the oversight.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table shows, for the fiscal years ended October 31, 2003, October 25, 2002 and October 26, 2001, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to Richard M. Rompala, the Corporation’s Chairman and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Rompala, the “Named Executives”):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards

Name and Principal Position*	Year	Salary	Bonus(2)		Restricted Stock Awards(3)(4)	Options (No. of Shares)(5)	All Other Compensation(6)

Richard M. Rompala	2003	$900,000	$ 1,254,880	(1)	$ 444,880	0	$140,631
Chairman and Chief	2002	876,914	1,000,000		1,000,000	0	83,800
Executive Officer	2001	732,300	213,207		213,207	176,500	73,087

John M. Ballbach	2003	452,689	165,578		0	25,000	71,087
President and Chief	2002	396,148	322,755		982,840	69,000	43,356
Operating Officer(7)	2001	283,070	101,594		101,594	52,000	36,269

William L. Mansfield	2003	391,069	195,000		195,000	18,000	66,160
Executive Vice President,	2002	364,990	290,000		950,085	28,000	35,937
Architectural, Packaging	2001	300,184	90,055		90,055	55,500	23,951
and Specialty Coatings

Paul C. Reyelts	2003	363,856	150,000		150,000	19,000	50,524
Senior Vice President,	2002	341,930	258,439		918,524	19,000	32,544
Finance and Chief	2001	300,184	0		188,276	64,500	23,951
Financial Officer

Steven L. Erdahl	2003	391,069	120,000		120,000	16,000	72,478
Executive Vice President,	2002	364,990	230,000		890,085	28,000	36,207
Industrial and Automotive	2001	300,184	99,061		99,061	55,500	23,740
Coatings

*	As of October 31, 2003
(1)	Includes an allocation of $810,000 under a deferred compensation plan. See “Board Compensation Committee Report on Executive Compensation — Compensation of the Chief Executive Officer.”
(2)	Includes, for these fiscal years, cash bonuses under the Incentive Bonus Plan. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock or stock options pursuant to elections under the Key Employee Annual Bonus Plan. See note (3) below and “Board Compensation Committee Report on Executive Compensation.” Also does not include awards under the Key Employee Long-Term Incentive Bonus Program. See Long Term Incentive Plans table below.
(3)	Pursuant to the 2001 Stock Incentive Plan, each of the Named Executives, other than Mr. Rompala, received a restricted stock grant in fiscal 2002 as additional compensation for services. Each such person received a grant of 16,711 shares, which had an aggregate market value of $660,085 on the date of grant. The grant of restricted stock is subject to forfeiture if the individual’s employment terminates on or before April 30, 2004 for any reason other than death, disability or a change in control. Mr. Ballbach and the Corporation entered into a separation agreement in December 2003. Under this agreement, the Corporation agreed to vest Mr. Ballbach in his restricted stock and distribute the stock in March 2004. See “Termination of Employment and Change in Control Agreements.” Pursuant to the Key Employee Annual Bonus Plan, each of the Named Executives elected to receive their bonus under the Incentive Bonus Plan for fiscal 2003 in cash, and each Named Executive, other than Mr. Ballbach, received an additional restricted stock grant with a value equal to the amount of the bonus. For fiscal 2001, Mr. Reyelts elected to receive his bonus in restricted stock, and each Named Executive received an additional restricted stock grant with a value equal to the amount of the bonus. Each grant of restricted stock under the Key Employee Annual Bonus Plan is subject to forfeiture if the individual’s employment terminates within three years for any reason other than death, disability, retirement or a change of control.
(4)	As of October 31, 2003, such individuals held the following numbers of shares of restricted stock with the following market values, based on the closing sale price of the Corporation’s common stock on such date: Mr. Rompala, 27,798 shares, $1,325,965; Mr. Ballbach, 26,518 shares, $1,264,909; Mr. Mansfield, 25,491 shares, $1,215,921; Mr. Reyelts, 27,288 shares, $1,301,638; and Mr. Erdahl, 24,379 shares, $1,162,878. Dividends are paid on shares of restricted stock from the date of grant.
(5)	Options indicated for fiscal 2003, 2002 and 2001 were granted pursuant to the Key Employee Annual Bonus Plan based on a percentage of each individual’s base salary.
(6)	Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive.
(7)	Mr. Ballbach resigned from these positions in December 2003.

Stock Options

        The following table contains information concerning grants of stock options under the Corporation’s 1991 Stock Option Plan to the Named Executives during fiscal 2003:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

					Potential Realizable Value
		% of Total			at Assumed Annual
		Options			Rate of Stock
		Granted to			Appreciation for
		Employees			Option Term(3)
	Options	in Fiscal	Exercise Price	Expiration
Name	Granted(1)	Year	Per Share(2)	Date	5%	10%

Richard M. Rompala	0	—	—	—	—	—

John M. Ballbach(4)	25,000	3.1	$47.88	10/15/13	$752,750	$1,907,750

William L. Mansfield	18,000	2.2	47.88	10/15/13	541,980	1,373,580

Paul C. Reyelts	19,000	2.4	47.88	10/15/13	572,090	1,449,890

Steven L. Erdahl	16,000	2.0	47.88	10/15/13	481,760	1,220,960

(1)	All options granted become exercisable starting one year from date of grant in one-third increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.
(2)	Exercise price is the fair market value of the Corporation’s Common Stock, defined as the closing price on the day preceding the date that the option is granted.
(3)	These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.
(4)	Under Mr. Ballbach’s separation agreement, the Corporation has made or will make payments to Mr. Ballbach in connection with the termination of all of the options granted in 2003. See “Termination of Employment and Change in Control Agreements.”

Option Exercises and Holdings

        The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 2003 and unexercised options held as of October 31, 2003:

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options at October 31, 2003		Value of Unexercised In-the-Money Options at October 31, 2003(2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Richard M. Rompala	0	—	643,763	58,833	$ 13,589,440	$ 918,384
John M. Ballbach(3)	0	—	132,351	88,332	2,194,753	590,563
William L. Mansfield	0	—	151,641	55,166	2,464,703	419,765
Paul C. Reyelts	0	—	148,415	53,165	2,320,751	417,480
Steven L. Erdahl	0	—	170,397	53,166	3,073,938	419,765

(1)	The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation’s Common Stock on the date of exercise.
(2)	The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation’s Common Stock on October 31, 2003.
(3)	Under Mr. Ballbach’s separation agreement, the Corporation has made or will make payments to Mr. Ballbach in connection with the termination of a portion of his options. See “Termination of Employment and Change in Control Agreements.”

LONG TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout		Estimated Future Payouts Under Non-Stock Price-Based Plans

Name				Threshold ($ or #)(1)	Target ($ or #)(1)	Maximum ($ or #)(1)

Richard M. Rompala	—	—		$ 0	$ 0	$ 0

John M. Ballbach(2)	—	11/01/02	–	74,375	185,938	297,500
		10/31/05
William L. Mansfield	—	11/01/02	–	57,000	142,500	228,000
		10/31/05
Paul C. Reyelts	—	11/01/02	–	61,250	153,125	245,000
		10/31/05
Steven L. Erdahl	—	11/01/02	–	57,000	142,500	228,000
		10/31/05

(1)	The participants in The Valspar Corporation Key Employee Long-Term Incentive Bonus Program have been selected to receive a cash bonus in the range described above based on the achievement by the Corporation of a specified range of earnings per share for the three-year period. The Compensation Committee has the authority to accelerate the achievement of performance goals or make other adjustments it deems appropriate.

The threshold and maximum amounts set forth in the table are the minimum and maximum bonus levels for each participant. To be eligible to receive the award, the participant must be an active employee of the Corporation on the last day of the performance period, provided that the participant will receive a prorated amount if his or her employment terminated during the performance period due to death, disability or retirement.

(2)	Under Mr. Ballbach’s separation agreement, the Corporation will make payments to Mr. Ballbach in connection with the vesting of the unvested payout value of his account under the plan for 2002 and 2003. See “Termination of Employment and Change in Control Agreements.”

EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)

Equity Compensation Plans Approved by Security Holders	6,334,226	$ 34.91	3,273,596
Equity Compensation Plans Not Approved by Security Holders	None	None	None
Total	6,334,226	$ 34.91	3,273,596

(1)	The number of securities remaining available for future issuance under equity compensation plans consists of the following corporate plans: The Valspar Corporation 1991 Stock Option Plan, The Valspar Corporation Key Employee Annual Bonus Plan, The Valspar Corporation Stock Option Plan for Non-Employee Directors and the 2001 Stock Incentive Plan.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

        The Corporation has entered into agreements with certain key employees, including the Named Executives, providing for the continued employment of such executives for a period of up to two years following a change in control of the Corporation. During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control. Each agreement continues in effect until the earlier of (i) a termination of the executive’s employment prior to the occurrence of a change in control or (ii) a payment event shall have occurred and the Corporation shall have satisfied all of its obligations under the agreement. Payment event means the occurrence of a change in control coincident with or followed at any time before the end of 24-month period immediately following the month in which the change in control occurred, by the termination of the executive’s employment with the Corporation or a subsidiary for any reason other than: (a) by the executive without good reason; (b) by the Corporation as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive. Payments required under each agreement include a severance payment amount which, in the case of the Named Executives, is equal to: (a) the higher of: (i) three times the sum of executive’s annual base salary in effect prior to the change in control and the target potential amount payable to the executive under all incentive compensation plans with a performance period commencing coincident with or most recently prior to the date on which a payment event occurs, assuming continuous employment until the end of the performance period (the “applicable incentive amount”) or (ii) three times the sum of executive’s annual base salary in effect prior to the payment event and the applicable incentive amount; plus (b) the pro rata portion of the applicable incentive amount for the year during which the termination occurs. The Corporation will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments.

        Effective October 29, 2001, the Corporation established The Valspar Corporation Supplemental Executive Retirement Plan for Richard Rompala (the “SERP”), a non-qualified unfunded retirement plan. Mr. Rompala will be entitled to receive the benefits under the SERP if his employment terminates due to death, disability, normal retirement or involuntary termination by the Corporation other than for cause. If Mr. Rompala is eligible, payments will commence on a date selected by him after the date of termination of employment. The basic SERP benefit will be an annual annuity amount specified in the SERP, ranging from $250,000 to $400,000 per year, depending on the date of termination. In lieu of the annuity payment, Mr. Rompala can elect to receive a lump sum payment equal to the actuarial equivalent of the annuity payments for his life, with a minimum lump sum payment ranging from $2,790,000 to $4,000,000, depending on the date of termination. If Mr. Rompala elects the lump sum payment option, the actual lump sum payment may exceed the minimum, depending on the date of termination and interest rates prevailing at the time of payment. In lieu of these amounts, Mr. Rompala may also elect an annual payment for the joint lives of Mr. Rompala and his wife, or an annual payment for his life and, upon his death, 50% of the annual payment for the life of his wife. These amounts are calculated to be the actuarial equivalent of the annual annuity payment for his life set forth in the SERP.

        On December 5, 2003, the Corporation entered into a separation agreement with John M. Ballbach, its former President and Chief Operating Officer. Mr. Ballbach resigned from these positions on the date of the agreement, and his employment with the Corporation terminates on March 31, 2004.

        Under the agreement, Mr. Ballbach was paid a bonus of $165,578 for fiscal 2003, based on achievement of his objectives outlined under the Corporation’s Incentive Bonus Plan. Mr. Ballbach and the Corporation also agreed that stock options to acquire 156,333 shares of the Corporation’s common stock held by Mr. Ballbach would be cancelled in exchange for cash payments equal to the aggregate value of the option “spread” for each cancelled option. Mr. Ballbach received a payment of $747,065 relating to vested options to acquire 68,001 shares in January 2004. Vested options to acquire 18,123 shares were not affected by the agreement and remain in effect in accordance with their terms.

        Mr. Ballbach agreed to comply with several restrictive covenants, including a two year non-compete relating to employment with specified competitors; a three year covenant not to solicit employees of the Corporation and its affiliates to leave their employment; and a covenant not to disclose confidential information of the Corporation. The Corporation agreed to pay Mr. Ballbach certain additional compensation in return for these restrictive covenants. Mr. Ballbach will receive 52 weeks of separation pay at his current salary of $475,000, less applicable withholding, payable in three equal quarterly installments starting in July 2004. He will receive payments relating to unvested options to acquire 88,332 shares, equal to the aggregate option spread of $691,262, in three equal quarterly installments starting in July 2004. With respect to 16,711 shares of restricted stock held by Mr. Ballbach, which were scheduled to vest in April 2004, the Corporation agreed to vest 100% of the shares, which will be delivered to Mr. Ballbach in March 2004. The Corporation also agreed to 100% vest Mr. Ballbach in his unvested payout value of $301,903 under the Key Employee Long-Term Incentive Bonus Program for calendar 2002 and 2003, with this amount to be paid in three equal quarterly installments starting in July 2004.

        The agreement also contains provisions relating to, among other things, medical, dental and life insurance coverage continuation at reduced rates, provision of outplacement services and a mutual release of claims.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Corporation’s incentive plans are designed to condition a significant amount of an executive’s compensation on the performance of the executive and of the Corporation as a whole. The compensation plans are also designed to encourage employee stock ownership. The Compensation Committee believes such ownership effectively motivates executives to increase stockholder value and aligns the interests of employees with those of the stockholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.

Compensation of Executive Officers

        Salary. In setting each executive officer’s base salary, the Committee considers quantitative measures related to the Corporation’s financial performance as well as a number of qualitative measures related to the executive’s duties and responsibilities. The Committee also uses compensation studies provided by an independent consultant to compare the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 18 and 19. The purpose of using these studies is to assure that the Corporation’s compensation of executive officers reflects financial performance and is competitive with compensation offered by comparable companies. The base salary of the Named Executives increased by an average of 7.5% from fiscal 2002 to fiscal 2003. The Committee does not use the market value or performance of the Corporation’s Common Stock as a direct factor in determining the base salaries or bonuses of the executive officers.

        Bonus Programs. Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the “Incentive Bonus Plan.” In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as sales, profits, expense control, unit growth, cash flow and return on equity) and specific measures of performance within the participant’s area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus not to exceed a specified percentage of the participant’s salary (capped at 81.25% —125% for executive officers in fiscal 2003) will be paid, depending on the level of achievement of the participant’s performance targets. For executive officers, general corporate performance measures and specific measures within the executive’s area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonuses earned by the Named Executives under the Incentive Bonus Plan for fiscal 2003 ranged from 30.7% to 49.9% of salary.

        Pursuant to the Key Employee Annual Bonus Plan (the “Key Employee Plan”), adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. Twenty-eight employees, including all executive officers, were selected to participate for fiscal year 2003 in the plan. In addition, 482 employees were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options calculated as a percentage of base salary for the fiscal year based on performance. The Key Employee Plan is comprised of four elements: a stock option grant, a cash bonus, a restricted stock award equal to the cash bonus and, for some employees (including the Named Executives), an award under the LTIP (as defined below).

        Participants in the Key Employee Plan receive a nonqualified stock option, with the value of shares subject to the option calculated as a percentage of base salary for the fiscal year based on performance.

For employees who qualify for participation in The Valspar Corporation Key Employee Long-Term Incentive Bonus Program (the “LTIP”) as described below, including the Named Executives, the option was reduced by 50%, and the other 50% of the value of the option was awarded in the form of a LTIP award. The value of the shares subject to options for fiscal 2003 bonuses ranged from 150% to 175% of the 2003 base salary for the Named Executives, after the 50% reduction of the option as a result of the LTIP award. However, the Chief Executive Officer did not receive the stock option grant for fiscal 2003, as described below under “Compensation of Chief Executive Officer.” These options were granted in October 2003 with an exercise price based on the fair market value of the Corporation’s Common Stock at the closing price on the day preceding the date of grant.

        As to the cash bonus element of the Key Employee Plan, each participant could elect prior to the beginning of fiscal 2003 to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock. The participant was required to be employed on the last day of fiscal 2003 to receive the restricted stock grant for that fiscal year, and the restricted stock was granted in January 2004. The restricted stock is forfeitable for three years from the date of grant if the participant’s employment with the Corporation terminates for any reason other than death, disability, retirement or a change in control of the Corporation. In addition, participants in the Key Employee Plan receive a restricted stock grant equal in amount to their cash bonus and having the same forfeiture provisions. The Key Employee Plan was amended in 2003 to increase the maximum amount of the cash bonus element of the plan. See “Proposal Two — Approval of Amended and Restated Key Employee Annual Bonus Plan.”

        On January 22, 2002, the Committee approved The Valspar Corporation Key Employee Long-Term Incentive Bonus Program (the “LTIP”). The purpose of the LTIP is to provide long-term incentives for the participants and to reduce dependence on stock option grants as a component of executive compensation. Nineteen officers of the Corporation, including all of the Named Executives other than Mr. Rompala, were selected in fiscal 2003 for an award that will provide a future cash bonus based on the achievement by the Corporation of a specified range of earnings per share for the three-year period ending in fiscal 2005. The Compensation Committee has the authority to accelerate the achievement of performance goals or make other adjustments it deems appropriate. To be eligible to receive the award, the participant must be an active employee of the Corporation on the last day of the performance period, provided that the participant will receive a prorated amount if his or her employment terminated during the performance period due to death, disability or retirement. The ranges of bonuses awarded to each of the Named Executives in fiscal 2003 are described under “Executive Compensation — Long Term Incentive Plans —Awards in Last Fiscal Year” above. These bonuses will be paid after the end of the three-year performance period in October 2005. These awards were calculated so that the “target” payout level is equal to the value of the stock option granted under the Key Employee Plan described above, as calculated under the Black-Scholes valuation model.

        Option Programs. In 1991, the Corporation’s stockholders approved the adoption of the Corporation’s 1991 Stock Option Plan. Currently, 10,000,000 shares of common stock are reserved for issuance upon exercise of options granted thereunder. Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation’s common stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives in 2003 were determined under the Key Employee Plan as described under “Bonus Programs” above.

        Deductibility of Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. The Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for executives. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

The provisions of the 1991 Stock Option Plan and the Key Employee Plan are intended to permit compensation income of the Named Executives received under such plans to be deductible by the Corporation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements under which compensation in excess of $1 million is not deductible under Section 162(m).

Compensation of the Chief Executive Officer

        In setting Mr. Rompala’s base salary, the Committee considered quantitative measures related to the Corporation’s financial performance as well as a number of qualitative measures related to Mr. Rompala’s duties and responsibilities. The Committee also compared Mr. Rompala’s salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 18 and 19. Mr. Rompala’s base salary increased approximately 2.6% from fiscal 2002 to fiscal 2003. This increase reflected general corporate performance, based on sales, profits, expense control, unit growth, cash flow and return on equity. The Corporation also granted an incentive bonus to Mr. Rompala under the Incentive Bonus Plan. Mr. Rompala’s performance targets included net income, net sales and modified cash flow. Mr. Rompala was eligible for a bonus of up to 125% of his salary, depending upon the level of achievement of these performance targets. Net income of the Corporation was weighted most heavily in connection with Mr. Rompala’s compensation. Mr. Rompala’s bonus earned under the Incentive Bonus Plan for fiscal 2003 was $444,880 or 49.4% of his salary. Under the terms of the Key Employee Plan, Mr. Rompala elected to receive the bonus in cash and also received a grant of restricted stock with a fair market value equal to the amount of the bonus.

        As described under “Termination of Employment and Change in Control Agreements,” the Corporation established a supplemental non-qualified unfunded retirement plan (the “SERP”) for Mr. Rompala effective October 29, 2001. The SERP provides for annuity or lump-sum payments to Mr. Rompala upon his retirement or in certain other circumstances. The Committee established the SERP to provide Mr. Rompala with additional compensation in lieu of his participation in a one-time restricted stock grant program for executive officers in January 2002.

        Mr. Rompala did not receive a stock option grant in October 2003 pursuant to the Key Employee Plan. In December 2002, the Corporation established The Valspar Corporation Deferred Compensation Plan for Richard M. Rompala. This plan is intended to be in lieu of any annual stock option grant for Mr. Rompala during the period the plan is in effect. Under this plan, annually, commencing in December 2002, the Corporation allocates to a deferred compensation account an amount equal to 90% of his then current base salary. The Corporation may, in the sole discretion of the Committee, make additional contributions to the account. The account accrues interest in an amount equal to the long-term applicable federal rate, adjusted annually. Mr. Rompala will be entitled to receive the deferred compensation upon retirement or in certain other circumstances. The amounts accrued to the deferred compensation account will be distributed after termination of Mr. Rompala’s employment, if he is eligible, subject to his election to receive these amounts in the form of an annuity. In fiscal 2003, the Corporation allocated $810,000 to Mr. Rompala’s account, equal to 90% of his base salary. This amount is included as bonus in the Summary Compensation Table above.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS

Susan S. Boren	Lawrence Perlman
Thomas R. McBurney	Edward B. Pollak
Gregory R. Palen	Michael P. Sullivan

BOARD AUDIT COMMITTEE REPORT

        The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the Corporation. In this context, the Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer and Director of Internal Audit) and Ernst &Young LLP, the Corporation’s independent public accountants (“Independent Auditors”).

        The Audit Committee held meetings with the Corporation’s internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluations of the Corporation’s internal controls, the overall quality of the Corporation’s financial reports, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

        With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence.

        Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of the Independent Auditors for the 2004 fiscal year and (ii) that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended October 31, 2003 for filing with the Securities and Exchange Commission.

        The Charter adopted by the Audit Committee, as amended to date, appears as Appendix A to this proxy statement.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS

Susan S. Boren	Mae C. Jemison
Jeffrey H. Curler	Thomas R. McBurney
Charles W. Gaillard	Richard L. White

Stock Performance Graphs

        The graphs below compare the Corporation’s cumulative total shareholder return for the last five fiscal years and the last ten fiscal years with the cumulative total return of (1) the Standard & Poor’s 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graphs assume the investment of $100 in the Corporation’s Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1998 and fiscal 1993, respectively, and the reinvestment of all dividends.

        The companies selected to form the peer group index are: PPG Industries, Inc.; Rohm and Haas Company; Ferro Corporation; NL Industries, Inc.; H.B. Fuller Company; The Sherwin-Williams Company; RPM, Inc.; and Detrex Corporation. Grow Group, Inc., Guardsman Products, Inc., Pratt & Lambert, Inc., Lawter International, Inc. and Lilly Industries, Inc. were excluded from the Peer Group as a result of being acquired, and Standard Brands Paint Company was excluded as a result of bankruptcy.

        The Corporation included the ten-year graph because it believes the ten-year graph provides useful information regarding performance of the Corporation’s Common Stock over an extended period.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
Among The Valspar Corporation, the S&P 500 Index and a Peer Group

400
300
200
100
0
Valspar Corporation
Peer Group
S&P 500
10/98
10/99
10/00
10/01
10/02
10/03

	Cumulative Total Return

	1998	1999	2000	2001	2002	2003

Valspar	$100	$109	$100	$125	$158	$183
Peer Group	$100	$103	$87	$97	$104	$125
S&P 500	$100	$126	$133	$100	$85	$103

Assumes $100 invested on October 31, 1998 in the Common Stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
Among The Valspar Corporation, the S&P 500 Index and a Peer Group

Valspar Corporation
Peer Group
S&P 500
600
500
400
300
200
100
0
10/93
10/94
10/95
10/96
10/97
10/98
10/99
10/00
10/01
10/02
10/03

	Cumulative Total Return

	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003

Valspar	$100	$93	$101	$129	$157	$151	$164	$151	$189	$238	$276
Peer Group	$100	$114	$120	$157	$175	$184	$190	$160	$179	$192	$230
S&P 500	$100	$104	$131	$163	$215	$263	$330	$350	$263	$223	$270

Assumes $100 invested on October 31, 1993 in the common stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

PROPOSAL NUMBER TWO
Approval of Amended and Restated Key Employee Annual Bonus Plan

        In December 2003, the Board of Directors of the Corporation adopted The Valspar Corporation Amended and Restated Key Employee Annual Bonus Plan (the “Annual Bonus Plan”), subject to approval by the stockholders. The amendments modified the limitation on annual awards under the Annual Bonus Plan and made other modifications as described under “Proposed Amendments to Annual Bonus Plan” below. In addition, the shareholders last approved the bonus criteria under the Annual Bonus Plan five years ago, and such approval is required every five years in order to permit compliance with the provisions of Section 162(m) under the Internal Revenue Code of 1986, as amended.

Summary of the Annual Bonus Plan

        On February 24, 1993, the stockholders of the Corporation originally approved the Annual Bonus Plan. The Corporation adopted the Annual Bonus Plan primarily to afford certain key employees (including executive officers), upon whose judgment, initiatives and efforts the Corporation is largely dependent for the successful conduct of its business, the opportunity to obtain a proprietary interest in the growth and performance of the Corporation. This purpose is accomplished by encouraging the conversion of performance-based cash bonuses to grants of the Corporation’s restricted stock and by granting options to acquire the Corporation’s stock based on the performance of the participant.

        Administration and Types of Awards. The Annual Bonus Plan is administered by the Board’s Compensation Committee, which has the power to interpret the Annual Bonus Plan and select those key employees (including executive officers) who are eligible to receive restricted stock and stock options pursuant to the Annual Bonus Plan in connection with their cash bonus under the Corporation’s Incentive Bonus Plan. Twenty-eight employees, including all executive officers, were selected to participate for fiscal year 2003 in the Annual Bonus Plan. The Annual Bonus Plan, as amended, defines certain additional standards for awards to certain designated executive officers as described under “Awards to Designated Executive Officers” below.

        Restricted Stock Awards. Prior to the beginning of each fiscal year, an employee selected for that fiscal year to participate in the Annual Bonus Plan can elect to convert all or any portion of the cash bonus that the participant may earn under the Incentive Bonus Plan into a grant of restricted stock. The number of shares granted is determined by dividing the amount of the cash bonus that is converted into restricted stock by the average closing price of the Corporation’s Common Stock for the ten business days immediately prior to the date on which the cash bonus would have been otherwise paid. In addition, participants in the Plan receive a restricted stock grant equal in amount to their cash bonus and having forfeiture provisions as stated in the next paragraph. On December 31, 2003, the closing sale price of the Corporation’s Common Stock was $49.42 per share. The maximum number of shares currently issuable for restricted stock grants under the Annual Bonus Plan is 1,400,000.

        The participant must be employed on the last day of any fiscal year to receive any restricted stock grant for that fiscal year. Any restricted stock generally shall be forfeitable for three years from the date of grant if the participant’s employment with the Corporation terminates for any reason other than death, disability, retirement or a “change in control.” For purposes of the Annual Bonus Plan, a “change of control” means: (i) an increase or decrease of any person’s equity ownership in the Corporation by more than twenty percentage points from the level on December 10, 2003, or (ii) certain changes in the composition of the Corporation’s Board of Directors.

        Awards to Designated Executive Officers. The Annual Bonus Plan, as proposed to be amended and restated as of December 2003, defines certain additional standards for awards to certain executive officers designated by the Compensation Committee (the “Designated Executive Officers”), who shall always include the Chief Executive Officer, the Chief Operating Officer, the President and any Executive and Senior Vice Presidents. With respect to the Designated Executive Officers, (i) the Compensation Committee will identify specific performance targets and maximum bonus levels, as a percentage of base salary, for each Designated Executive Officer under the Incentive Bonus Plan within the first 90 days of each fiscal year and record these targets and bonus levels in writing; (ii) the performance targets for Designated Executive Officers shall be limited to one or more of the following categories for the fiscal year, either on an absolute basis or a comparative basis with other fiscal years: gross or net sales, expenses as a percentage of net sales, inventory turns, profits, return on average equity and cash flow; (iii) the Committee will certify in writing following the end of the fiscal year whether the performance targets have been met and the level of the Cash Bonus Amount earned under the Incentive

Bonus Plan; and (iv) the maximum Cash Bonus Amount for any Designated Executive Officer under the Incentive Bonus Plan for any Fiscal Year shall be $2,000,000. The maximum number of shares of restricted stock that may be granted to any Designated Executive Officer under the Annual Bonus Plan in any fiscal year is 250,000 shares.

        Stock Option Grants. In addition, each employee selected for the fiscal year to participate in the Annual Bonus Plan who earns a cash bonus under the Incentive Bonus Plan shall receive a nonqualified stock option. Such options are granted under the terms of the 1991 Stock Option Plan and do not reduce the number of shares available for restricted stock grants under the Annual Bonus Plan. Each option will be granted on the date on which the participant’s cash bonus option shall be determined, with the number of shares subject to the option calculated as a percentage of base salary for the fiscal year based on performance. The percentage of base salary upon which the option is based is determined each year for each participant by the Compensation Committee. The option price shall be the closing price of a share of the Corporation’s Common Stock on the day prior to the date on which the number of shares included in the nonqualified stock option is determined. Generally, each option shall have a term of ten years. Options granted through fiscal 1998 were exercisable as to 20% of the shares on each of the five succeeding anniversaries of the date of grant and options granted in fiscal 1999 and subsequent fiscal years become exercisable as to one-third of the shares on each of the three succeeding anniversaries of the date of grant. If the participant’s employment terminates because of death, disability, retirement or a “change of control,” the option shall immediately become fully exercisable. At the discretion of the Compensation Committee, the stock option grant may be reduced or eliminated by awarding to the participant other compensation with the equivalent value or other compensation agreed to by the participant.

        Amendment. The Board of Directors or the Compensation Committee may terminate or amend the Annual Bonus Plan at any time, except that the terms of the nonqualified stock options or restricted stock grants then outstanding shall not be affected without the consent of the participant. Neither the Board of Directors nor the Compensation Committee may amend the Annual Bonus Plan without the approval of the Corporation’s stockholders if the amendment would materially increase the total number of shares of Common Stock that may be granted to participants, materially increase the benefits accruing to any participant or materially modify the requirements as to eligibility for participation in the Annual Bonus Plan.

        Certain Federal Income Tax Considerations. Participants who receive all or any portion of their cash bonus in the form of restricted stock are not required to recognize compensation taxable as ordinary income in the year that the restricted stock is granted. Instead, these participants will recognize compensation taxable as ordinary income for the year in which the shares of stock are no longer subject to a risk of forfeiture. Any dividends paid with respect to restricted stock prior to the time that the risk of forfeiture lapses will be taxed as additional compensation income, while dividends paid after the risk of forfeiture lapses will be taxed as dividend income.

        Nonqualified stock options granted to participants under the terms of the 1991 Stock Option Plan are not intended to and do not qualify for the favorable tax treatment available to incentive stock options under Section 422 of the Internal Revenue Code. Generally, no tax results upon the grant of a nonqualified stock option. In the year that the nonqualified stock option is exercised, the participant must recognize compensation taxable as ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise.

        The Corporation will receive a deduction equal to the amount of compensation the participant is required to recognize as ordinary income, whether from a cash payment, the lapse of the risk of forfeiture on restricted stock or the exercise of a nonqualified stock option, if the Corporation complies with any applicable federal income tax withholding.

Amendments to Annual Bonus Plan Subject to Stockholder Approval

        The Board of Directors is seeking stockholder approval of these three amendments to the Annual Bonus Plan:

        Prior to December 2003, the Annual Bonus Plan provided that the Designated Executive Officers who are subject to certain additional standards for awards under the Annual Bonus Plan must always include the Chief Executive Officer, the Chief Operating Officer and the President. The Board of Directors has amended the Annual Bonus Plan, subject to stockholder approval, to provide that the Designated Executive Officers who are subject to certain additional standards must always include the Chief Executive Officer, the Chief Operating Officer, the President and all Executive and Senior Vice Presidents.

        Prior to December 2003, the Annual Bonus Plan provided that performance targets for Designated Executive Officers shall be limited to the following categories: gross or net sales, expenses as a percentage of net sales, inventory turns, profits, return on average equity, cash flow and gallon sales. The Board of Directors has amended the Annual Bonus Plan, subject to stockholder approval, to delete “gallon sales” from the categories used in performance targets for Designated Executive Officers. The Compensation Committee no longer uses gallon sales as a category for performance targets for Designated Executive Officers.

        Prior to December 2003, the Annual Bonus Plan provided that the maximum Cash Bonus Amount for any Designated Executive Officer under the Incentive Bonus Plan for any Fiscal Year shall be $1,000,000. The Board of Directors has amended the Annual Bonus Plan, subject to stockholder approval, to increase the maximum Cash Bonus amount for any Designated Executive Officer under the Incentive Bonus Plan for any Fiscal Year to $2,000,000.

Restricted Stock and Stock Options Granted Under the Annual Bonus Plan

        Approximately 872,744 shares of restricted stock have been granted to date under the Annual Bonus Plan. The following table sets forth information as to the restricted stock granted in January 2003 for performance in fiscal 2002 and stock options granted in October 2003 for performance in fiscal 2003 that were granted to each of the Named Executives and each of the groups described below pursuant to the Annual Bonus Plan.

RESTRICTED STOCK AND STOCK OPTION GRANTS UNDER ANNUAL BONUS PLAN

Name of Individual or Number in Group	Position or Title as of October 31, 2003	Restricted Stock Dollar Value ($)	Number of Shares of Restricted Stock Granted	Number of Option Shares Granted

Richard M. Rompala	Chairman and CEO	$1,000,000	22,366	—
John M. Ballbach	President and COO	322,755	7,219	25,000
William L. Mansfield	Executive Vice President	290,000	6,486	18,000
Paul C. Reyelts	Senior Vice President and CFO	258,439	5,780	19,000
Steven L. Erdahl	Executive Vice President	230,000	5,144	16,000
All executive officers as a group, consisting of 6 persons		$2,348,294	52,522	94,000
Non-executive employee group		$2,240,727	50,119	706,823

Approval of Amended and Restated Annual Bonus Plan

        The Board is seeking stockholder approval of the Annual Bonus Plan, as amended and restated, including the categories of performance targets for the Designated Executive Officers under the Incentive Bonus Plan and the increased maximum cash bonus amount for any Designated Executive Officer. This approval is intended to permit compliance with the requirements of Section 162(m) of the Internal Revenue Code, which restricts the deductibility of non-performance-based compensation of the chief executive officer and certain other executive officers to $1 million per year. Stockholder approval of these amendments will enable the Corporation to maximize the deductibility of compensation of these officers upon vesting of their restricted stock grants under the Annual Bonus Plan.

Vote Required

        The Board recommends that the stockholders approve the Amended and Restated Key Employee Annual Bonus Plan. The affirmative vote of the majority of the shares represented at the Annual Meeting and entitled to vote is required for approval of the Amended and Restated Key Employee Annual Bonus Plan.

PROPOSAL NUMBER THREE
Appointment of Auditors

        The Board of Directors has appointed Ernst & Young LLP to examine the Corporation’s consolidated financial statements for the fiscal year ending October 29, 2004. Ernst & Young LLP acted as the Corporation’s auditors for the fiscal year ended October 31, 2003. A representative of Ernst &Young LLP is expected to be present at the 2004 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Auditor Fee Information

Audit Fees
Fees for audit services totaled approximately $1,313,000 in 2003 and approximately $1,007,000 in 2002, which includes fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and registration statements filed with the SEC.

Audit-Related Fees
Fees for audit-related services totaled approximately $63,000 in 2003 and approximately $105,000 in 2002. Audit-related services principally include accounting and reporting assistance, as well as other audits required by contract or regulation.

Tax Fees Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately $471,000 in 2003 and approximately $940,000 in 2002.

All Other Fees The Company did not incur fees except as indicated in the above categories.

Pre-Approval of Services by Independent Auditors

        As permitted under applicable law, the Audit Committee may pre-approve from time to time certain types of services, including tax services, to be provided by the Independent Auditors. As provided in the Charter of the Audit Committee, and in order to maintain control and oversight over the services provided by the Independent Auditors, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the Independent Auditors and not to engage the Independent Auditors to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee may delegate pre-approval authority to the Audit Committee Chair, but any decision by the Committee Chair on pre-approval must be presented to the full Audit Committee at its next scheduled meeting.

OUTSTANDING SHARES AND VOTING RIGHTS

        Stockholders of record on December 31, 2003 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 50,876,956 shares of Common Stock, each share being entitled to one vote.

Share Ownership of Certain Beneficial Owners

        The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

C. Angus Wurtele 80 South 8th Street Minneapolis, MN 55402	3,601,053(1)	7.1%

Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars Los Angeles, CA 90067	4,316,588(2)	8.5%

(1)	Includes 60,010 shares which may be acquired within 60 days by exercise of outstanding options and 40,476 shares owned by Mr. Wurtele’s wife.
(2)	Shares reported on Schedule 13G as of December 31, 2002. Kayne Anderson Rudnick Investment Management, LLC, an investment adviser, reports shared voting and shared dispositive power over such shares.

Share Ownership of Management

        The following table lists, as of December 31, 2003, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer individually owns as much as 1% of the total outstanding shares of Common Stock.

Name	Shares(1)		Name	Shares(1)
John M. Ballbach	64,491	(3)	Gregory R. Palen	32,941	(4)(7)
Susan S. Boren	31,693	(2)(7)	Lawrence Perlman	23,227	(7)
Jeffrey H. Curler	25,653	(7)	Edward B. Pollak	27,767	(7)
Steven L. Erdahl	283,479	(3)(8)	Paul C. Reyelts	598,300	(3)(5)(9)
Charles W. Gaillard	19,243	(7)	Richard M. Rompala	828,561	(3)(9)
Mae C. Jemison	7,488	(7)	Michael P. Sullivan	27,761	(6)(7)
William L. Mansfield	206,102	(3)	Richard L. White	16,563	(7)
Thomas R. McBurney	34,622	(7)
All directors and executive officers as a group				2,420,696	(3)(7)(9)

(1)	Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.
(2)	Includes 804 shares for which Ms. Boren is custodian for minor children.
(3)	Includes shares indirectly owned as of October 31, 2003 through the Valspar 401(k) Employee Stock Ownership Trust and the Valspar Profit Sharing Retirement Plan, respectively, and over which each participant has sole voting power, as follows: Mr. Rompala — 4,617 and 3,992; Mr. Ballbach — 5,990 and 6,534; Mr. Mansfield — 12,932 and 0; Mr. Reyelts — 39,768 and 12,360; Mr. Erdahl — 203 and 0; and executive officers as a group, 68,710 and 22,886. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s stock option plans, as follows: Mr. Rompala, 669,263 shares; Mr. Ballbach, 18,123 shares; Mr. Mansfield, 162,654 shares; Mr. Reyelts, 158,248 shares; Mr. Erdahl, 178,060 shares; and executive officers as a group, 1,335,941 shares.
(4)	Includes 120 shares owned by Mr. Palen’s wife.
(5)	Includes 30,080 shares owned by Mr. Reyelts’ wife.
(6)	Does not include 1,862 shares owned by a household member for which Mr. Sullivan disclaims any beneficial ownership.
(7)	Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s Stock Option Plan for Non-Employee Directors, as follows: Ms. Boren, 17,600 shares; Mr. Curler, 17,550 shares; Mr. Gaillard, 14,000 shares; Dr. Jemison, 7,050 shares; Mr. McBurney, 21,200 shares; Mr. Palen, 16,300 shares; Mr. Perlman, 15,950 shares; Mr. Pollak, 16,800 shares; Mr. Sullivan, 18,350 shares; Dr. White, 12,750 shares.
(8)	Includes 21,859 shares owned by Mr. Erdahl’s wife and 5,220 shares held in trust for children.
(9)	Percentages of the outstanding shares of Common Stock beneficially owned by these persons are as follows: Mr. Reyelts, 1.2%; Mr. Rompala, 1.6%; all directors and executive officers as a group, 4.8%.

ADDITIONAL INFORMATION

Other Business

        Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2005 Stockholder Proposals

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, a stockholder proposal must be received by the Corporation in its principal executive offices on or before September 24, 2004 in order to be considered timely and included in the Corporation’s proxy statement for its 2005 Annual Meeting of Stockholders. Additionally, if the Corporation receives notice of a stockholder proposal after December 8, 2004, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors of the Corporation for its 2004 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.

Ability of Stockholders to Communicate with the Corporation’s Board of Directors

        The Corporation’s Board of Directors has established several means for stockholders and others to communicate with the Corporation’s Board of Directors. If the stockholder has a concern regarding the Corporation’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Audit Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address. If the concern relates to the Corporation’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Governance Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address. If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of the Corporation’s Secretary at the Corporation’s headquarters address. All stockholder communications will be sent to the applicable director(s).

        The Corporation schedules its Annual Meeting of Stockholders concurrent with a regularly scheduled Board of Directors Meeting and expects its directors to attend the Corporation’s Annual Meeting of Stockholders. Eleven directors (out of eleven) attended last year’s Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Rolf Engh

ROLF ENGH,
Secretary

Minneapolis, Minnesota
January 23, 2004

PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
OR
VOTE VIA THE INTERNET OR TELEPHONE

Appendix A

VALSPAR CORPORATION
AUDIT COMMITTEE OF THE BOARD
CHARTER

Purpose

        This charter establishes the responsibilities of the Audit Committee (“Committee”) of the Board of Directors (“Board”) of The Valspar Corporation (the “Company”). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall provide the New York Stock Exchange with timely annual written affirmation of having conducted such review and reassessment.

Composition

        The Committee shall be members of, and appointed by, the Board of Directors and shall be comprised of at least three Directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee (other than Board or Committee fees) from the Company and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the stock exchange listing standards. Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee; and at least one member shall be an “audit committee financial expert” as defined by the SEC regulations. The members and Chair of the Audit Committee shall be appointed by the Board of Directors and shall continue to act until their successors are elected, but shall be subject to removal at any time by a majority of the Board. Any resulting vacancy may be filled by the Board.

Statement of Policy

        The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditor’s qualifications and independence; and the Company’s compliance with ethics policies, environmental and safety regulations and legal and other regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.

Responsibilities

        The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

        In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best respond to changing conditions and to ensure the Board and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements. The Committee shall meet at such times as determined by the Chair of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may delegate one or more of its functions to subcommittees established from time to time by the Committee, but the Committee remains responsible for any function delegated to a subcommittee.

        In carrying out these responsibilities, the Committee will:

•	Obtain the full Board’s approval of this Charter.

•	Review and recommend to the Board the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

•	Review and approve management’s termination or replacement of the director of internal audit.

•	Pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the certain non-audit services prohibited by law or regulation. The Committee may delegate pre-approval authority to the Committee Chair. The decision of the Committee Chair on pre-approval must be presented to the full Audit Committee at its next scheduled meeting.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and the quarterly reviews for the current year, the procedures to be utilized, and the independent auditor’s compensation. At the conclusion of the audit, review the management letter issued by the independent auditors, including management’s response and corrective actions taken.

•	The Audit Committee shall be directly responsible for the appointment and termination (subject to Board review and shareholder approval or ratification, if applicable), compensation and oversight of the work of the independent auditors. The Committee is responsible for ensuring the independence of the independent auditors. The Committee shall annually obtain from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company and shall review any disclosed relationships between the independent auditors and the Company and the nature and scope of other professional services provided to the Company that may adversely affect the independence of the auditors.

•	Review and obtain, at least annually, the independent auditor’s internal quality control procedures and any material issues raised by the most recent quality control review within the preceding five years and any steps taken to deal with any such issues.

•	Confirm with independent auditors that they are ultimately accountable to the Board and the Committee.

•	Review, at least annually, with the independent auditors, the Company’s internal auditor and financial and accounting personnel, the adequacy and effectiveness of the internal quality control procedures of the Company. The Committee shall elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. The Committee shall discuss with management, the internal auditor and the independent auditors the adequacy and effectiveness of the accounting and financial controls including the Company’s policies and procedures to assess, monitor and manage significant risks or exposures and legal and ethical compliance programs (i.e. Company’s code of ethics).

•	Review with management and independent auditors the critical accounting policies and practices of the Company and discuss alternative treatments of financial information within generally accepted accounting principles.

•	Review and discuss earnings press releases, interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Review with financial management and the independent auditors any significant matters identified during the quarterly interim reviews conducted by the independent auditors. The Committee may delegate these tasks to the Audit Committee Chair.

•	Review the internal audit function of the Company including the independence and authority of its reporting obligations; the proposed audit plans for the coming year and the coordination of such plans with the independent auditors, including staffing.

•	Review semiannually a summary of significant findings from internal audits and a progress report on the proposed internal audit plan, with explanations for major deviations from the original plan.

•	Annually review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices. Also review with financial management and the independent auditors their qualitative judgments about the appropriateness, not just acceptability, of accounting principles, underlying estimates and financial disclosure practices used by the Company.

•	Review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee, without members of management present. Among the items to be discussed in these meetings are the auditors’evaluation of the Company’s financial, accounting and auditing personnel and the cooperation that the independent auditors received during the course of audit. Additionally, the Committee shall have the opportunity to meet separately with management.

•	Report the results of the annual audit to the Board and make a timely recommendation to the Board as to the inclusion of the audited financial statements in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

•	Prepare an Audit Committee Report as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

•	Investigate any matter brought to the attention of the Committee within the scope of its duties, with the power to retain outside counsel for this purpose if, in the Committee’s judgment, that is appropriate. Receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

•	Set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

•	Perform an evaluation of the Committee’s performance at least annually to determine whether it is functioning effectively.

Appendix B

THE VALSPAR CORPORATION
KEY EMPLOYEE ANNUAL BONUS PLAN
as amended through December 10, 2003
(Subject to Stockholder Approval)

KEY EMPLOYEE - OFFICER

PURPOSE:

The purpose of The Valspar Corporation Key Employee Annual Bonus Plan is to more closely align the goals and motivation of management with those of other Valspar shareholders and to provide key personnel with a long-term capital appreciation opportunity. This purpose is accomplished by granting options to acquire Valspar stock based on the performance of the Participant and Valspar and by encouraging the conversion of performance based cash bonuses to grants of restricted Valspar stock.

DEFINITIONS:

“Bonus and Election Form” shall mean the form used from time to time by Valspar for Participants to make elections under the Plan for each Fiscal Year.

“Cash Bonus Amount” shall mean the amount determined for a Participant for a particular Fiscal Year as set forth in Section 2 below. The amount of the Cash Bonus Amount will not change if all or part is converted into a restricted stock grant pursuant to the terms of this Plan.

“Change of Control” shall be deemed to have occurred in any of the following circumstances: (a) Any individual, entity or group becomes a beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the voting stock of the Company; (b) The persons who were directors of the Company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combinations, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors of the Company immediately following such occurrence; (c) Any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the Company’s shareholders immediately prior to the combination will not immediately after the combination own at least 50% of the voting securities of the business resulting from the combination; (d) The sale, lease, exchange or other transfer of all or substantially all the assets of the Company to any individual, entity or group not affiliated with the Company; (e) The liquidation or dissolution of the Company; or (f) The occurrence of any other event by which the Company no longer operates as an independent public company.

“Committee” shall mean the Compensation Committee of the Board of Directors of Valspar as constituted from time to time; provided, however, each member of the Committee shall be an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder.

“Disability” shall mean permanent disability as that term is defined under the long term disability insurance coverage offered by Valspar to its employees at the time the determination is to be made.

“Eligible Employee” shall mean an Employee that the Committee has determined to permit to become a Participant.

“Employee” shall mean each person who is an employee of Valspar which term shall include both full and part-time employees but shall not include independent contractors providing services to Valspar.

“Fiscal Year” shall mean the period corresponding with each of the fiscal years of Valspar.

“Option Plan” shall mean The Valspar Corporation 1991 Stock Option Plan, or any other stock option plan of Valspar designated by the Committee.

“Participant” shall mean an Eligible Employee that has executed a Bonus and Election Form and who remains a Participant pursuant to the provisions of Section 1 of the Plan.

“Plan” shall mean The Valspar Corporation Key Employee Annual Bonus Plan, as set forth herein and as amended from time to time.

“Plan Administrator” shall mean the person or persons designated as such from time to time by the Committee. If no person is designated as the Plan Administrator, the Plan Administrator shall be the Secretary of Valspar.

“Retirement” shall mean the termination of employment with Valspar at any time after the Employee has attained the age of sixty years (or age fifty-five with an executed non-compete agreement) for any reason other than Termination for Cause.

“Stock” shall mean the common stock of Valspar, par value $.50 per share.

“Termination for Cause” shall mean the termination of employment with Valspar as a result of an illegal act, gross insubordination or willful violation of a Valspar policy by an Employee.

“Valspar” shall mean The Valspar Corporation, a Delaware corporation, with its principal offices in Minneapolis, Minnesota.

PLAN:

         1.    Participants:     From time to time, the Committee shall determine the Employees who will be Eligible Employees under the Plan. As soon as possible after the Committee has made its determination, the Plan Administrator will notify each Eligible Employee of his/her eligibility. An Eligible Employee shall become a Participant by executing a Bonus and Election Form and filing it with the Plan Administrator. A Participant will cease being a Participant upon the earlier of (i) his/her termination of employment with Valspar for any reason or (ii) a determination by the Committee that he/she shall no longer be an Eligible Employee.

         2.    Cash Bonus Determination and Amount:

         (a)    Each Participant will be eligible to earn a Cash Bonus Amount calculated as a percentage of that Participant's base salary for the Fiscal Year based on the performance of the Participant and/or Valspar for such Fiscal Year as determined pursuant to The Valspar Corporation Incentive Bonus Plan for Key Employees (the "Incentive Plan").

         (b)    With respect to any executive officers designated by the Committee (the "Designated Executive Officers"), who shall always include the Chief Executive Officer, the Chief Operating Officer, the President and any Executive and Senior Vice Presidents, (i) the Committee will identify specific performance targets and maximum bonus levels, as a percentage of base salary, for each Designated Executive Officer under the Incentive Plan within the first 90 days of each Fiscal Year and record these targets and bonus levels in writing; (ii) the performance targets for Designated Executive Officers shall be limited to one or more of the following categories for the Fiscal Year, either on an absolute basis or a comparative basis with other Fiscal Years: gross or net sales, expenses as a percentage of net sales, inventory turns, earnings per share, return on average equity and cash flow; (iii) the Committee will certify in writing following the end of the Fiscal Year whether the performance targets have been met and the level of the Cash Bonus Amount earned under the Incentive Plan; and (iv) the maximum Cash Bonus Amount for any Designated Executive Officer under the Incentive Plan for any Fiscal Year shall be $2,000,000.00.

         3.    Restricted Stock Grant:

         (a)    A Participant may elect prior to the beginning of each Fiscal Year to convert all or any portion of his/her Cash Bonus Amount for that Fiscal Year into a grant of restricted Stock. The number of shares of Stock contained in the grant of restricted Stock for each Fiscal Year shall be determined by dividing the Cash Bonus Amount for that Fiscal Year that is converted into a grant of restricted Stock by the average closing price of one share of Stock on the New York Stock Exchange for the ten business days immediately prior to the date on which the Cash Bonus Amount for such Fiscal Year was to be paid. The maximum number of shares that may be granted to any Designated Executive Officer under this Section 3(a) for any Fiscal year shall be 250,000 shares.

         (b)    Each Participant who receives a Cash Bonus Amount (whether or not he/she elects to convert all or any portion of his/her Cash Bonus Amount into a grant of restricted Stock pursuant to the previous paragraph) will also receive a grant of restricted Stock equal to his/her Cash Bonus Amount. The number of shares of Stock contained in the grant of restricted Stock under this paragraph for each Fiscal Year shall be determined by dividing the Cash Bonus Amount for that Fiscal Year by the average closing price of one share of Stock on the New York Stock Exchange for the ten business days immediately prior to the date on which the Cash Bonus Amount for such Fiscal Year was to be paid.

         (c)    Notwithstanding the fact that the number of shares of Stock contained in any grant of restricted Stock made pursuant to Sections 3(a) or (b) above is not determined until after the end of each Fiscal Year, a Participant who is a

Participant on the last day of a Fiscal Year shall be entitled to his/her Cash Bonus Amount and/or grant(s) of restricted Stock for such Fiscal Year even if such Participant is not a Participant on the date the Cash Bonus Amount is determined or paid or when the number of shares of Stock to be contained in the grant(s) of restricted Stock is determined or the certificate representing those shares is issued.

         (d)    Immediately upon determination of the number of shares of Stock contained in the grant(s) of restricted Stock made pursuant to Sections 3(a) or (b) above, Valspar shall cause to be issued a stock certificate representing such shares of Stock in the name of the Participant. All certificates representing shares of Stock that are subject to the risk of forfeiture set forth in Section 3(e) below shall be held for Valspar by the Plan Administrator; provided, however, the person in whose name the certificate is issued shall be entitled to vote the shares represented by such certificate and receive dividends attributable thereto until such time, if ever, the shares are forfeited pursuant to Section 3(e) below.

         (e)    The shares of Stock contained in each grant of restricted Stock are forfeitable for three years from the date of the grant if the Participant's employment with Valspar terminates for any reason other than death, Disability, Retirement or Change of Control. Such shares of Stock shall not be forfeitable if (i) the Participant's employment with Valspar terminates during such three year period as a result of the Participant's death, Disability or Retirement, (ii) any Change of Control (see Definitions) occurs during such three year period, or (iii) the Participant's employment with Valspar terminates after the end of such three year period. At such time as the foregoing risk of forfeiture lapses, the certificate representing the shares of Stock shall be distributed to the person in whose name it was issued, or if appropriate that person's estate. If the shares of Stock are forfeited, the certificate representing those shares shall be canceled.

         (f)    A maximum of 1,400,000 shares of Stock may be issued as restricted Stock under the Plan.

         4.    Nonstatutory Stock Options:

         (a)    For each Fiscal Year, each Participant will be granted a nonstatutory stock option under the Option Plan. The number of shares of Stock included in the nonstatutory stock option will be determined by dividing a percentage of the Participant's base salary by the average closing price of one share of Stock on the New York Stock Exchange for the ten business days prior to the date on which the Cash Bonus Amount for such Fiscal Year was to be paid.

         (b)    Each such option shall be evidenced by an option agreement between the Participant and Valspar which shall be prepared and executed as soon as possible after the determination of the number of shares of Stock to be covered by the option. The option agreement shall provide for an exercise price per share equal to the closing price of one share of Stock on the New York Stock Exchange on the day prior to the date on which the number of shares of Stock included in the nonstatutory stock option is determined, a term of ten years, vesting at the rate of 33 1/3% per year so that the option will be fully exercisable three years after the date of grant and will permit the option to be exercised by surrendering other shares of Stock owned by the Participant. The option agreement shall also provide for full vesting in the event that (i) the Participant's employment with Valspar terminates as a result of death, Disability or Retirement or (ii) a Change of Control (see Definitions) occurs. The option agreement shall permit the exercise in full of the option for the remainder of its term in the event of a Change of Control. Terms for stock option vesting are stated in the attached Appendix.

         5.    Change of Control:

         Upon any Change of Control (see Definitions), each outstanding option shall immediately become exercisable in full for the remainder of its term, without regard to any vesting or installment exercise provisions theretofore applicable to the option, and all restrictions shall immediately lapse with respect to each grant of restricted Stock. This section applies to all options and grants of restricted Stock outstanding under this Plan as of June 16, 1999, as well as to all options and restricted Stock granted under this Plan thereafter.

         6.    Miscellaneous:

         (a)    The Board of Directors of Valspar or the Committee may, at any time and without further action on the part of the shareholders of Valspar, terminate this Plan or make such amendments as it deems advisable and in the best interests of Valspar; provided, however, that no such termination or amendment shall, without the consent of the Participant, materially adversely affect or impair the right of the Participant with respect to a Cash Bonus Amount that the Participant has already earned or a grant of restricted Stock or a nonstatutory stock option that the Participant has already received; and provided, further, that unless the shareholders of Valspar shall have approved the same, no amendment shall, either directly or indirectly:

                  (1)    Materially increase the total number of shares of Stock that may be awarded under this Plan to all Participants;

                  (2)    Materially increase the benefits accruing to Participants under the Plan; or

                  (3)    Materially modify the requirements as to eligibility for participation in the Plan.

         (b)    Valspar shall be entitled to withhold and deduct from future wages of a Participant or from the Cash Bonus Amount, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to the lapse of restrictions applicable to the grant of restricted Stock pursuant to the Plan, or shall require the Participant promptly to remit the amount of such withholding tax obligations to Valspar before issuing any certificate for shares of Stock awarded under a grant of restricted Stock. Subject to such rules as the Committee may adopt, the Committee may, in its sole discretion, permit a Participant to satisfy such withholding tax obligations, in whole or in part, with shares of Stock having an equivalent fair market value or by electing to have Valspar withhold shares of Stock having an equivalent fair market value from the shares that may be issued pursuant to a grant of restricted Stock; provided, however, that the Participant must comply with any applicable provisions of Rule 16b-3 or its successor, as then in effect, of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended.

         (c)    The categories of performance criteria for Designated Executive Officers under Section 2(b) shall be subject to shareholder approval at the first shareholders meeting following the Fiscal Year ending October 31, 2003. These categories, or new categories of performance criteria for the Designated Executive Officers, shall be subject to shareholder approval at the first shareholders meeting following the end of each fifth Fiscal Year after 2003.

                                            THE VALSPAR CORPORATION
                                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS R. MCBURNEY and RICHARD M. ROMPALA, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation
to be held on Wednesday, February 25, 2004, at 11:00 A.M., at the Research Center of the Corporation at
312 South 11th Avenue, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

(1)  To elect four directors (Class III) for a term of three years:     CHARLES W. GAILLARD, MAE C. JEMISON,
                                                                        GREGORY R. PALEN AND LAWRENCE PERLMAN

     FOR all nominees listed                    WITHHOLD authority      (Instructions: To withhold authority
     (except as marked to the                    to vote for all        to vote for any nominee, write that
          contrary)                              nominees listed        nominee's name in the space provided
                                                                        below.)

                                                                        --------------------------------------

(2)  To approve the Corporation's Amended and Restated Key
     Employee Annual Bonus Plan.

        FOR                 AGAINST                    ABSTAIN

(3)  To approve the ratification of the appointment of
     Ernst & Young LLP as the independent public accountants
     of the Corporation.

        FOR                 AGAINST                    ABSTAIN

(4)  The undersigned authorizes the Proxies to vote in their            THIS PROXY WHEN PROPERLY EXECUTED
     discretion upon such other business as may properly come           WILL BE VOTED IN THE MANNER DIRECTED
     before the meeting.                                                HEREIN BY THE UNDERSIGNED STOCKHOLDER.
                                                                        IF NO DIRECTION IS MADE, THIS PROXY
                                                                        WILL BE VOTED FOR ITEMS 1, 2 AND 3.

                                                                        --------------------------------------

                                                                        --------------------------------------
                                                                        Signature of Stockholder(s)

                                                                        Date
                                                                        ______________________________________
                                                                        NOTE: Please sign your name exactly
                                                                        as it is shown at the left. When
                                                                        signing as attorney, executor,
                                                                        administrator, trustee, guardian or
                                                                        corporate officer, please give your
                                                                        full title as such. EACH joint owner
                                                                        is requested to sign.

                                                                        PLEASE SIGN, DATE AND RETURN THIS
                                                                        PROXY PROMPTLY IN THE ENCLOSED
                                                                        POSTAGE PAID ENVELOPE.